EXHIBIT 99.1

PRESTIGE BRANDS HOLDINGS, INC. SELLS THREE SHAMPOO BRANDS TO ULTIMARK PRODUCTS

Irvington, NY, October 29, 2009—Prestige Brands Holdings, Inc. (NYSE:PBH) announced today it has sold its three shampoo businesses to Ultimark Products. The transaction includes Prell® Shampoo, Denorex® Dandruff Shampoo, and Zincon® Dandruff Shampoo from the Company’s Personal Care segment. These brands collectively represent approximately 2-3% of annual company sales.

Terms of the agreement include an upfront payment of $8 million in cash, followed by a subsequent payment of $1 million on October 28, 2010. The Company will use the proceeds of the sale to pay down debt.

“The successful sale of these businesses allows us to increase focus on our two larger segments, over-the-counter healthcare and household cleaning products, to enhance shareholder value,” said Matthew Mannelly, President and CEO.

Prestige Brands, Inc. markets well-known over-the-counter healthcare, household cleaning and personal care products throughout the U.S., Canada, and in certain international markets. Key brands include Clear Eyes® and Murine® eye and ear care products, Chloraseptic® sore throat relief products, Little Remedies® pediatric over-the-counter products, The Doctor’s® NightGuard™ dental protector, New-Skin® liquid bandages, Cutex® nail polish remover, and Comet® and Spic and Span® household cleaners.

Ultimark Products, based in Philadelphia, PA, is an innovator that specializes in the acquisition, development and strategic marketing of consumer products. Ultimark has multiple product distribution channels throughout North America including electronic retailing, direct to consumer and major retailers.

Contact: Dean Siegal
Prestige Brands Holdings, Inc.
914-524-6819